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                                                                   EXHIBIT 11.1






                          CONNECTIVE THERAPEUTICS, INC.
                STATEMENTS RE: COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




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
                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                        -----------------------
                                                                         1997            1996
                                                                        -------         -------
HISTORICAL

Weighted average shares of common stock outstanding                       9,078           4,791
                                                                        -------         -------
Total shares used in computing net loss per share                         9,078           4,791
                                                                        =======         =======
Net loss                                                                $(7,557)        $(3,446)
Convertible preferred stock, Series A preferred dividends                   (46)             --
                                                                        -------         -------
Net loss used in computing net loss per share                           $(7,603)        $(3,446)
                                                                        =======         =======
Historical net loss per share                                           $ (0.84)        $ (0.72)
                                                                        =======         =======
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